EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(POWERSHARES QQQ TRUSTSM, SERIES 1)

     We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated January 28, 2008, relating to the statement of assets and liabilities, including the schedule of investments, of the PowerShares QQQ TrustSM, Series 1 (formerly, Nasdaq-100 Trust, Series 1) as of September 30, 2007 and the related statements of operations and changes in net assets for each of the three years in the period then ended and the financial highlights for each of the five years in the period then ended in Post-Effective Amendment No. 14 to the Registration Statement (Form S-6 No. 333-61001) and related Prospectus of the PowerShares QQQ TrustSM, Series 1.

/s/ ERNST & YOUNG LLP

New York, New York
January 28, 2008